NEWS RELEASE

	Contacts:	Claire A. Hart, Senior Vice President Alon USA Energy, Inc. 972-367-3649
FOR IMMEDIATE RELEASE
Investors: Jack Lascar/Sheila Stuewe DRG&E / 713-529-6600
Media: Blake Lewis Lewis Public Relations 214-269-2093 Ruth Sheetrit SMG Public Relations 011-972-547-555551

ALON USA PROVIDES UPDATE
ON BIG SPRING REFINERY EXPLOSION

DALLAS, February 18, 2008 — Alon USA Energy, Inc. (NYSE: ALJ) (“Alon”) said today that it experienced an explosion and fire at its Big Spring refinery that has temporarily shut down production at the 70,000-barrel-a-day facility.

The cause of the explosion, which occurred at approximately 8:15 a.m. central time, and the extent of the damage are not yet known. The fire has been contained and is in the process of being extinguished. A thorough investigation will begin as soon as reasonably possible. Four workers were injured but their injuries are not believed to be life-threatening and are being treated at area hospitals.

Jeff D. Morris, Alon’s President and Chief Executive Officer, said, “We are concerned by this unfortunate accident, and our main focus right now is on the welfare of the injured workers and their families as well as on ensuring that the refinery is safe for investigators to begin determining the source and cause of the explosion.

“We are very grateful to our employees, Big Spring and Howard County emergency responders and local officials for their quick and very effective response and for their support.  We are aware of the effects that the explosion has had on the members of our community, and we have just established a toll-free number to help address their concerns.

“We also want to assure our customers that we will make all the appropriate arrangements to keep them supplied. We remain totally committed to the safe operation of the refinery and will provide additional information regarding the condition of the facility as soon as possible.”

Alon’s Big Spring refinery is located 290 miles west of Dallas in West Central Texas. It employs approximately 170 people and is one of four Alon’s refineries.

About Alon USA Energy Inc.

Alon USA Energy, Inc., headquartered in Dallas, Texas, is an independent refiner and marketer of petroleum products, operating primarily in the South Central, Southwestern and Western regions of the United States. The Company owns and operates four sour and heavy crude oil refineries in Texas, California and Oregon, with an aggregate crude oil throughput capacity of approximately 170,000 barrels per day. Alon markets gasoline and diesel products under the FINA brand name and is a leading producer of asphalt. Alon also operates more than 300 convenience stores in West Texas and New Mexico primarily under the 7-Eleven and FINA brand names and supplies motor fuels to these stores from its Big Spring refinery. In addition, Alon supplies approximately 800 additional FINA branded locations.

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